EXHIBIT 4.20

                        AMENDMENT NO. 3 TO LOAN AGREEMENT

This Amendment No. 3 to the Loan Agreement (this "AMENDMENT"), dated as of the 30 day of December, 2009, is made and entered into by Metalink Ltd., an Israeli corporation (the "COMPANY"), and the Lender identified on the signature page hereto ("LENDER" or "HOLDER").

WHEREAS, the parties have entered into a certain Loan Agreement dated as of September 8, 2008 (as amended on December 31, 2008 and on September 6, 2009, the "LOAN AGREEMENT");

WHEREAS, the Company is currently negotiating a certain Asset Purchase Agreement (the "APA"), whereby it is contemplated that the Company will transfer certain of its assets to a third party and such third party will assume certain liabilities of the Company;

WHEREAS, the parties have agreed to amend the Loan Agreement upon the terms and conditions of this Amendment.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

     1. DEFINITIONS. Capitalized terms not otherwise defined in this Amendment are used with the definitions assigned to them in the Loan Agreement.

     2. EFFECTIVE DATE. This Amendment shall become effective upon the execution of the APA, provided such execution shall occur no later than January 31, 2010.

     3. REPAYMENT. Subject to the closing of the transactions contemplated under the APA, the Company shall repay the Lender, by wire transfer to the bank account designated in writing by Lender on ANNEX A, a total sum of $4,100,000 (the "REPAYMENT AMOUNT"), which will be repaid as follows:

          a. An amount of $3,750,000 will be repaid out of the non-contingent payments due to the Company in the APA concurrently with the closing of the transactions contemplated under the APA;

          b. An amount of $100,000 will be repaid out of the non-contingent payments due to the Company in the APA by September 30, 2010;

          c. An amount of $100,000 will be repaid out of the non-contingent payments due to the Company in the APA by December 31, 2010; and

          d.   An amount of $150,000 will be repaid by March 31, 2011.

     4. RELEASE OF LIENS. Lender hereby acknowledges that, in order to effect the closing of the transactions contemplated under the APA, it will release the liens and charges created in its favor under the Loan Agreement and shall cooperate in such regard (such as by way of accepting a standard pay-off letter) against receipt of $3,750,000 of the Repayment Amount.


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     5.   FULL PAYMENT. Upon the full and timely payment of the Repayment
          Amount, all of the Company's financial obligations (including any interest) to Lender in general, and with respect to the APA in particular, under the Transaction Documents shall be deemed fully and forever paid and the Notes shall be deemed canceled.

     6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby makes the representations and warranties set forth below to the Holder as of the date of its execution of this Agreement:

          a. AUTHORIZATION; ENFORCEMENT. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Amendment and otherwise to carry out its obligations hereunder. The execution and delivery of this Amendment by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company's stockholders in connection therewith. This Amendment has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and
               (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

          b. NO CONFLICTS. The execution, delivery and performance of this Amendment by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, memorandum of association, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) assuming the accuracy of the representations made in Section 6A, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state and Israeli securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

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6A. REPRESENTATIONS AND WARRANTIES OF THE HOLDER. The Holder hereby makes the following representations and warranties to the Company as of the date of its execution of this Amendment: (a) the execution and delivery of this Amendment by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its behalf, (b) this Amendment has been duly executed and delivered by the Holder and constitutes the valid and binding obligation of the Holder, enforceable against it in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law, and (c) Holder, either alone or together with its representatives, (i) has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of this Amendment and the transactions contemplated hereunder, and has so evaluated the merits and risks thereof, (ii) is able to bear the economic risk of this Amendment and the transactions contemplated hereunder and, at the present time, is able to afford a complete loss of its investment and (iii) has been given the opportunity to ask questions of, and receive answers from, the Company concerning the business and financial status of the Company and the transactions contemplated hereunder.

     7. EFFECT ON TRANSACTION DOCUMENTS. Except as expressly set forth above, all of the terms and conditions of the Loan Agreement, Note and Warrants shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein, including, but not limited to, any other obligations the Company may have to the Holder under the Loan Agreement, Note and Warrants. Notwithstanding the foregoing, this Amendment shall be deemed for all purposes as an amendment to any and all of the Loan Agreement, Note and Warrants as required to serve the purposes hereof, and in the event of any conflict between the terms and provisions of any other of the Loan Agreement, Note or Warrants, on the one hand, and the terms and provisions of this Amendment, on the other hand, the terms and provisions of this Amendment shall prevail.

     8. MISCELLANEOUS. In the event of any conflict between the terms and provisions of any other of the Loan Agreement, Note or Warrants, on the one hand, and the terms and provisions of this Amendment, on the other hand, the terms and provisions of this Amendment shall prevail. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

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     9.   ENTIRE AGREEMENT. This Amendment, together with the exhibits and schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

     10. AMENDMENTS AND WAIVERS. The provisions of this Amendment, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holder. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined pursuant to the Governing Law provision of the Loan Agreement.

                            (SIGNATURE PAGES FOLLOW)


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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to the
Loan Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Metalink Ltd.                                 Lender

By: ________________                          By:________________
Name:                                         Name:
Title:                                        Title:
Date:                                         Date:


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